Exhibit 99.1B

AMENDMENT NO. 1 TO REUNION BANK OF FLORIDA
DIRECTORS’ STOCK OPTION PLAN

THIS AMENDMENT NO. 1 TO THE REUNION BANK OF FLORIDA DIRECTORS’ STOCK OPTION PLAN (the “Amendment”) is made effective as of the 20th day of October, 2015.

BACKGROUND

Reunion Bank of Florida (the “Bank”) has a Directors’ Stock Option Plan (the “Plan”). The Bank also has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated July 7, 2015, with National Commerce Corporation (“NCC”) and National Bank of Commerce (“NBC”), which contemplates the acquisition of the Bank by NCC through the merger of the Bank with and into NBC. In accordance with the provisions of the Plan, the Board of Directors of the Bank desires to amend the Plan in certain respects in anticipation of the closing of the Merger. If for any reason the Merger Agreement is terminated without the Merger closing, then this Amendment shall have no force or effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.           Defined Terms. Capitalized terms used in this Amendment shall have the meanings given to such terms in the Plan, unless otherwise provided in this Amendment.

2.           Amendment of Section 5.5. Subject to, and effective with, the closing of the Merger, Sections 5.5 of the Plan shall be amended by adding the following new Section 5.5(e):

(e)

Notwithstanding any other provisions of this Plan, upon the closing of the merger contemplated that certain Agreement and Plan of Merger dated July 7, 2015 by and between the Bank, National Commerce Corporation, and National Bank of Commerce, all Options held by an Optionee, which are unexercised in whole or in part, may be exercised thereafter for the full amount of shares of Stock subject to such Options until the tenth anniversary of the date on which such Option was granted.

3.           Effect of Amendment. The foregoing Amendment shall only be effective as of the effectiveness of the Merger. Accordingly, if the Merger Agreement is terminated without the Merger closing, then this Amendment shall have no force or effect. Except as expressly modified by this Amendment, the terms, covenants, and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this Amendment to be duly executed by its officer thereunto duly authorized, all as of the date first above written.

REUNION BANK OF FLORIDA

By:	/s/ Michael L. Sleaford
Michael L. Sleaford
President and Chief Executive Officer